EXHIBIT 11
 NEXLE CORP.
CALCULATION OF EARNINGS PER SHARE
                                        Six Months      Six Months
                                        Ended           Ended
                                        December 31,    December 30,
                                        2001            2000
 BASIC:
Weighted average number of
    shares of  common stock             16,848,000      15,000,000

Net income (loss)                      $   (37,016)           (954)

BASIC EARNINGS PER SHARE:
Net income                             $   (0.002)            0.00
DILUTED:
Weighted average number of
    shares of  common stock             16,848,000      15,000,000

Net income (loss)                      $   (37,016)           (954)
DILUTED EARNINGS PER SHARE:
Net income                             $   (0.002)            0.00

                                                            WEIGHTED
                            2001           DAYS  DAYS IN    AVERAGE
                            SHARES ISSUED  O/S   PERIOD     SHARES
                            YTD:
Shares issued - 12/31/00      15,000,000     365   180    15,000,000
Shares issued - 4/1/01           100,000     242   180       100,000
Shares issued - 5/15/01        1,748,000     195   180     1,748,000

Outstanding for the six months
  Ended December 31, 2001     16,848,000                  16,848,000